SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940


         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    Jacob Internet Fund Inc.

Address of Principal Business Office (No. & Street, City, State and Zip Code):

         c/o  Jacob Asset Management LLC
         1675 Broadway, New York, New York 10019

Telephone Number (including area code):  _______

Name and Address of agent for service of process:

         Ryan I. Jacob
         c/o  Jacob Asset Management LLC
         1675 Broadway
         New York, New York  10019

Check Appropriate Box:

         Registrant is filing a Registration  Statement  pursuant to
         Section  8(b)  of  the  Investment   Company  Act  of  1940
         concurrently with the filing of form N-8A:

              YES    X                             NO    ___


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                                   SIGNATURES


Form of signature if registrant is an investment company having a board of directors:

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 14th day of July, 1999.


                       Signature:  Jacob Internet Fund Inc.


                                   By:  /s/ RYAN I. JACOB
                                        --------------------------------------
                                        Ryan I. Jacob
                                        President and Chief Investment Officer

Attest:  /s/ FRANCIS J. ALEXANDER




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